Free Writing Prospectus filed pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

dated September 5, 2018 to the Prospectus dated

February 7, 2017. Registration Statement

No. 333-215924

PRICING TERM SHEET

Dated as of September 5, 2018

GENERAL MOTORS COMPANY

Floating Rate Senior Notes due 2021

5.000% Senior Notes due 2028

5.950% Senior Notes due 2049

The information in this pricing term sheet relates only to the offering of the Notes and should be read together with the preliminary prospectus supplement of General Motors Company dated September 5, 2018 (the “Preliminary Prospectus Supplement”) to its prospectus dated February 7, 2017, and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement. All references to dollar amounts are references to U.S. dollars.

Terms Applicable to the Notes

Issuer:	General Motors Company

Trade Date:	September 5, 2018

Settlement Date:	September 10, 2018 (T+3)*

Joint Book-Running Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. SG Americas Securities, LLC

Joint Lead Managers:

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

BNP Paribas Securities Corp.

Commerz Markets LLC

Goldman Sachs & Co. LLC

ICBC Standard Bank Plc

Lloyds Securities Inc.

Morgan Stanley & Co. LLC

Co-Managers:

BBVA Securities Inc.

Mizuho Securities USA LLC

NatWest Markets Securities Inc.

UniCredit Capital Markets LLC

RBC Capital Markets, LLC

Santander Investment Securities Inc.

SMBC Nikko Securities America, Inc.

Academy Securities, Inc.

Guzman & Company

Siebert Cisneros Shank & Co., L.L.C.

Terms Applicable to the

Floating Rate Senior Notes due 2021

Title of Securities:	Floating Rate Senior Notes due 2021

Security Type:	Senior Unsecured Notes

Principal Amount:	$450,000,000

Price to Public:	100.000%, plus accrued and unpaid interest, if any, from September 10, 2018

Maturity Date:	September 10, 2021

Interest Rate Basis:	Three-month LIBOR

Spread to LIBOR:	+ 90 bps

Interest Payment Dates:	March 10, June 10, September 10 and December 10, beginning December 10, 2018

Interest Rate Determination:	Three-month LIBOR, determined as of two London business days prior to the settlement date or the relevant interest reset date, as applicable, plus 0.900% per annum

Interest Reset Dates:	Quarterly on March 10, June 10, September 10 and December 10, commencing on December 10, 2018

Initial Interest Reset Period:	Period from and including September 10, 2018 to but excluding the first interest reset date

Day Count Convention:	Actual / 360

Redemption:	The notes shall not be redeemable prior to their maturity

Regular Record Dates:	15 calendar days prior to each interest payment date

Calculation Agent:	The Bank of New York Mellon

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings**:	Baa3 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB by Fitch Ratings

CUSIP / ISIN:	37045V AR1 / US37045VAR15

Terms Applicable to the

5.000% Senior Notes due 2028

Title of Securities:	5.000% Senior Notes due 2028

Security Type:	Senior Unsecured Notes

Principal Amount:	$750,000,000

Price to Public:	99.965%, plus accrued and unpaid interest, if any, from September 10, 2018

Maturity Date:	October 1, 2028

Coupon (Interest Rate):	5.000% per year

Yield to Maturity:	5.004%

Spread to Benchmark Treasury:	+ 210 bps

Benchmark Treasury:	2.875% due August 15, 2028

Benchmark Treasury Price and Yield:	99-24; 2.904%

Interest Payment Dates:	April 1 and October 1, beginning April 1, 2019

Record Dates:	March 15 and September 15

Day Count Convention:	30 / 360

Make-whole Call:	T+35 bps prior to July 1, 2028

Par Call:	On or after July 1, 2028

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings**:	Baa3 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB by Fitch Ratings

CUSIP / ISIN:	37045V AS9 / US37045VAS97

Terms Applicable to the

5.950% Senior Notes due 2049

Title of Securities:	5.950% Senior Notes due 2049

Security Type:	Senior Unsecured Notes

Principal Amount:	$900,000,000

Price to Public:	99.966%, plus accrued and unpaid interest, if any, from September 10, 2018

Maturity Date:	April 1, 2049

Coupon (Interest Rate):	5.950% per year

Yield to Maturity:	5.952%

Spread to Benchmark Treasury:	+ 287.5 bps

Benchmark Treasury:	3.125% due May 15, 2048

Benchmark Treasury Price and Yield:	100-29+; 3.077%

Interest Payment Dates:	April 1 and October 1, beginning April 1, 2019

Record Dates:	March 15 and September 15

Day Count Convention:	30 / 360

Make-whole Call:	T+45 bps prior to October 1, 2048

Par Call:	On or after October 1, 2048

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings**:	Baa3 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB by Fitch Ratings

CUSIP / ISIN:	37045 AT7 / US37045VAT70

* Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle T + 3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisor.

** Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer to buy securities described herein can be accepted, and no part of the purchase price thereof can be received, unless the person making such investment decision has received and reviewed the information contained in the relevant prospectus in making their investment decisions. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc., c/o Broadridge 4 Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or toll-free at (888) 603-5847, Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005 or toll-free at (800) 503-4611 or SG Americas Securities, LLC, Attn: Prospectus Management, 480 Washington Blvd, 20th Floor, Jersey City, NJ 07310 or toll-free at 800-861-9789.

This communication is not intended to be a confirmation as required under Rule 10b-10 of the Securities Exchange Act of 1934. A formal confirmation will be delivered to you separately. This notice shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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